EXHIBIT 5.1

Moss & Barnett
A Professional Association
4800 Wells Fargo Center
90 S. Seventh Street
Minneapolis, Minnesota 55402

August 12, 2003

2nd Swing, Inc.
5810 Baker Road
Minnetonka, MN 55345

Re:
Registration Statement on Form S-1
SEC File No. 333-107136
Our File No. 32391.60

Ladies and Gentlemen:

We have acted as counsel for 2nd Swing, Inc., a Minnesota corporation (the "Company"), in connection with the preparation of the above-referenced registration statement (the "Registration Statement"), relating to the offering and sale of up to 2,300,000 shares of the Company's Common Stock, $.01 par value (the "Shares").

As such counsel, we have examined and are familiar with such documents and corporate records of the Company as we have deemed necessary and appropriate for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that the Shares have been authorized, and when delivered against payment therefore in the manner described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" included in the Prospectus contained with the Registration Statement.

Very truly yours,

Moss & Barnett
A Professional Association

Deanne M. Greco

DMG/les